Exhibit 99.1

Contact: Tyra Tutor Senior Vice President, Corporate Development (904) 360-2500 tyra.tutor@mpsgroup.com

NEWS RELEASE	For Immediate Release

Robert P. Crouch Joins MPS Group Board of Directors

JACKSONVILLE, FL (September 22, 2008) — MPS Group, Inc. (NYSE:MPS), a leading provider of specialty staffing, consulting, and business solutions, today announced that Robert P. Crouch has joined the Company’s Board of Directors. This appointment increases the Company’s board to ten members.

Since January 2001, Mr. Crouch, 39, has been senior vice president, treasurer, and chief financial officer of MPS Group. Mr. Crouch joined the Company in November 1995. After receiving a Bachelor of Science degree from the University of Florida and a master’s degree in Accounting from the University of North Carolina at Chapel Hill, Mr. Crouch began his career as a certified public accountant with Arthur Andersen. Mr. Crouch currently serves on the board of Florida Bank of Jacksonville and is involved with several charitable organizations, including Dreams Come True.

Commenting on the announcement, Timothy D. Payne, president and chief executive officer of MPS Group, said, “Our board is pleased to recognize Bob’s achievements as chief financial officer by appointing him to the MPS Group Board of Directors. Bob’s steady hand and financial insights have served the Company well both during the employment downturn of 2001-2003 and during the growth and expansion we have seen over the past five years. We welcome Bob to the MPS Group Board of Directors.”

About MPS Group

MPS Group is a leading provider of staffing, consulting, and solutions in the disciplines of information technology, finance and accounting, law, engineering, marketing and creative, property and healthcare. MPS Group delivers its services to businesses and government entities in the United States, Europe, Canada, Australia and Asia. A Fortune 1000 company with headquarters in Jacksonville, Florida, MPS Group trades on the New York Stock Exchange. For more information about MPS Group, please visit www.mpsgroup.com.

This press release contains forward-looking statements that are subject to certain risks, uncertainties or assumptions and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are urged to review and consider the matters discussed in “Item 1A. Risk Factors” of our Form 10-K for 2007 and discussion of risks or uncertainties in subsequent filings with the Securities and Exchange Commission.

Forward-looking statements are based on beliefs and assumptions of the Company’s management and on information then currently available to management and are not guarantees of performance. Undue reliance should not be placed on such forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

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1 Independent Drive • Jacksonville, Florida 32202 • 904-360-2000 • 904-360-2814 fax www.mpsgroup.com